EXHIBIT 10.35

GUARANTY AGREEMENT

by and between

TIFFANY & CO.,

as Guarantor

and

MIZUHO CORPORATE BANK (CHINA), LTD.

as Facility Agent

Dated as of July 19, 2013

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ii

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GUARANTY AGREEMENT, dated as of July 19, 2013, between TIFFANY & CO. (the “Guarantor”) and MIZUHO CORPORATE BANK (CHINA), LTD., as the Facility Agent under the Facility Agreement referred to in the next paragraph acting on behalf of the Finance Parties (this “Guarantee”).

Reference is made to the RMB 930,000,000 Facility Agreement, dated as of the date hereof, by and among TIFFANY & CO. (SHANGHAI) COMMERCIAL CO., LTD. (the “Borrower”), Bank of America, N.A. Shanghai Branch and Mizuho Corporate Bank (China), Ltd., as joint coordinators, mandated lead arrangers and bookrunners, Mizuho Corporate Bank (China), Ltd., as Facility Agent, and the Lenders from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Facility Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Facility Agreement.

The Lenders have agreed to make Loans to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Facility Agreement. The Guarantor acknowledges that (i) it will derive substantial benefit from the making of the Loans and (ii) the execution and delivery by the Guarantor of this Guarantee is a condition precedent to the effectiveness of the Facility Agreement, and the Finance Parties would not have entered into the Facility Agreement if the Guarantor had not executed and delivered this Guarantee.

Accordingly, the parties hereto agree as follows:

ARTICLE 1. GUARANTY

Section 1.1 Guaranty

The Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations. The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it and that it will remain bound upon its guaranty notwithstanding any extension or renewal of any Obligations. For purposes hereof, “Obligations” shall mean all of the payment obligations of the Borrower under the Facility Agreement (as the same may be amended, increased, modified, renewed or extended from time to time), in each case whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under Clauses 21.6 or 21.7 of the Facility Agreement (each an “Insolvency Event”), and including all post-petition interest, funding losses and make-whole premiums, whether or not allowed as a claim in any proceeding arising in connection with an Insolvency Event.

Section 1.2 Guaranty of Payment

The Guarantor further agrees that its guaranty hereunder constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Facility Agent or any other Finance Party to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Facility Agent or any other Finance Party in favor of the Borrower or any other person.

ARTICLE 2. OBLIGATIONS NOT WAIVED

To the fullest extent permitted by applicable law, the Guarantor waives presentment to, demand of payment from, and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its guaranty and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder shall not be affected by (i) the failure of the Facility Agent or any other Finance Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower under the provisions of the Facility Agreement or any other Finance Documents, or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Guarantee, any other Finance Documents, any guaranty or any other agreement or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Facility Agent or any other Finance Party.

ARTICLE 3. [INTENTIONALLY OMITTED]

ARTICLE 4. NO DISCHARGE OR DIMINISHMENT OF GUARANTY

The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the final and indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Facility Agent or any other Finance Party to assert any claim or demand or to enforce any remedy under the Facility Agreement, any other Finance Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or that would otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the final and indefeasible payment in full in cash of all the Obligations).

ARTICLE 5. DEFENSES OF BORROWER WAIVED

To the fullest extent permitted by applicable law, the Guarantor waives any defense based on or arising out of any defense of the Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, other than the final and indefeasible payment in full in cash of the Obligations. The Facility Agent and the other Finance Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or exercise any other right or remedy available to them against the Borrower, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, the Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower, as applicable, or any security.

ARTICLE 6. AGREEMENT TO PAY; SUBORDINATION

In furtherance of the foregoing and not in limitation of any other right that the Facility Agent or any other Finance Party has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay, in the applicable currency required by the Facility Agreement, any Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Facility Agent in cash the amount of such unpaid Obligations in the applicable currency required by the Facility Agreement. Upon payment by the Guarantor of any sums to the Facility Agent, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full in cash of the Obligations. In addition, any debt of the Borrower now or hereafter held by the Guarantor is hereby subordinated in right of payment to the prior final and indefeasible payment in full in cash of the Obligations provided, however, that notwithstanding the foregoing, prior to the occurrence of an Event of Default, the Borrower may repay, and the Guarantor may receive payments relating to, any such debt. Subject to the provision in the foregoing sentence, if any amount shall be paid to the Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such debt of the Borrower, such amount shall be held in trust for the benefit of the Finance Parties and shall forthwith be paid to the Facility Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Finance Documents.

ARTICLE 7. INFORMATION

The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that neither the Facility Agent nor any other Finance Party will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE 8. REPRESENTATIONS AND WARRANTIES

The Guarantor makes the representations and warranties set out in this Article 8 to each Finance Party on the date hereof and on each of the dates described in Section 8.18 hereof.

Section 8.1 Status

It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Section 8.2 Binding Obligations

The obligations expressed to be assumed by the Guarantor in each Finance Document to which it is a party (to the extent that such Finance Document has been duly authorized, executed and delivered by all parties thereto) are, subject to (a) any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with the Facility Agreement (including, without limitation, applicable bankruptcy, insolvency, reorganization moratorium or similar laws affecting the enforcement of creditors’ rights generally and equitable principles) and (b), the due and authorized execution of such Finance Documents by the parties (other than the Obligors)

thereto, legal, valid, binding and enforceable obligations.

Section 8.3 Non-conflict with Other Obligations

The entry into and performance by the Guarantor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a) any law or regulation applicable to it, save for conflicts that would not reasonably be expected to have a Material Adverse Effect;

(b) its constitutional documents; or

(c) any material agreement or instrument binding upon it or any of its material assets.

Section 8.4 Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

Section 8.5 Validity and Admissibility in Evidence

All Authorisations required or desirable:

(a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c) for it and its Subsidiaries to carry on their business, the non-compliance of which will have or would reasonably be expected to have a Material Adverse Effect,

have been obtained or effected and are in full force and effect.

Section 8.6 Deduction of Tax

It is not required under any federal law of the United States or any law of the State of Delaware to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

Section 8.7 No Filing or Stamp Taxes

Under the federal law of the United States and the law of the State of Delaware, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in the United States or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by the Finance Documents to which it is a party.

Section 8.8 No Events of Default

No default exists under any agreement or instrument which is binding on it or any of its Subsidiaries or to which its or any of its Subsidiaries’ assets are subject and which would reasonably be expected to have a Material Adverse Effect.

Section 8.9 No Misleading Information

(a) Any factual information provided in writing by the Guarantor or any of its Subsidiaries for the purposes of the Information Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b) Any financial projections contained in the Information Document have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c) Nothing has occurred or been omitted from the Information Document and no information has been given or withheld that results in the information contained in the Information Document being untrue or misleading in any material respect.

(d) All factual information (other than the Information Document) supplied by the Guarantor or any of its Subsidiaries is true, complete and accurate in all material respects as at the date it was given and was not, as of such date, misleading in any material respect.

Section 8.10 Financial Statements

(a) The Original Financial Statements of the Guarantor were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such Original Financial Statements.

(b) The Original Financial Statements of the Guarantor fairly present its financial condition and results of operations as of the dates and for the periods indicated therein save to the extent expressly disclosed in such Original Financial Statements.

(c) There has been no material adverse change in the business or consolidated financial condition of the Guarantor since the date of the Original Financial Statements.

Section 8.11 Pari Passu Ranking

The Guarantor’s payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its current or future unsecured and unsubordinated creditors, except for claims mandatorily preferred by law applying to companies generally.

Section 8.12 No Proceedings Pending or Threatened

There are no litigation, arbitration or administrative proceedings (including but not limited to any such proceedings based on any environmental law) by or before any court, arbitral body or agency that have been started or (to the Guarantor’s knowledge and belief) threatened against the Guarantor or any of its Subsidiaries that, if adversely determined (and there exists a reasonable possibility of such adverse determination), would reasonably be expected to have a Material Adverse Effect.

Section 8.13 Insolvency

(a) The Guarantor is not insolvent or unable to pay its debts generally (including subordinated and contingent debts) when due, nor is it deemed by a court to be unable to pay its debts generally when due, nor will it become so in consequence of entering into any Finance Document to which it is a party and/or performing any transaction contemplated by any Finance Document to which it is a party.

(b) The Guarantor has not taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or, to the Guarantor’s knowledge, threatened in relation to anything referred to in Clause 21.7 (Insolvency Proceedings) of the Facility Agreement.

Section 8.14 Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) of the Facility Agreement or paragraph (d) of Section 9.4 (Information: Miscellaneous) of this Guarantee is authorised to sign any notices on its behalf.

Section 8.15 No Immunity

The Guarantor will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in the United States, either generally or in relation to a specific property.

Section 8.16 U.S. Anti-Terrorism Laws

The Guarantor, and to the best of its knowledge, each of its Subsidiaries:

(a) has taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws and Anti-Money Laundering Laws; and

(b) is not a Designated Person.

The Guarantor will not use any part of the proceeds from any Utilisation on behalf of any Designated Person or otherwise use, directly by it or indirectly through any Subsidiary, such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person.

Section 8.17 U.S. Governmental Regulation

The Guarantor will not use any part of the proceeds from any Utilisation, directly or indirectly, for payments to any government official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.), assuming in all cases that such Act applies to it.

Section 8.18 Repetition

The representations and warranties set out in Sections 8.1 through 8.5, 8.9(d), 8.10(c), and 8.11 through 8.17 are deemed to be made by the Guarantor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period; provided, however, that the representations and warranties set out in Section 8.10 (Financial Statements) shall be deemed to be made in relation to the most recent financial statements delivered to the Facility Agent under Section 9.1 (Financial Statements) of this Guarantee and shall be repeated on each date on which such financial statements are delivered to the Facility Agent.

ARTICLE 9. INFORMATION UNDERTAKING

The undertakings in this Article 9 shall remain in force from the date of this Guarantee until the final and indefeasible payment in full in cash of all the Obligations.

Section 9.1 Financial Statements

The Guarantor shall supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests):

(a) as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each of its fiscal years, its audited consolidated financial statements for that fiscal year; and

(b) as soon as the same become available, but in any event within ninety (90) days after the end of the first half of each of its fiscal years, its unaudited consolidated financial statements for that fiscal half year.

Section 9.2 Compliance Certificate

The Guarantor shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Section 9.1 (Financial Statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Article 10 of this Guarantee as of the end of the applicable fiscal year or fiscal half year, as applicable.

Section 9.3 Requirements as to Financial Statements

(a) Each set of financial statements delivered by the Guarantor pursuant to Section 9.1 (Financial Statements) shall be certified by an authorized signatory of the Guarantor as fairly presenting its financial condition as of the date of those financial statements.

(b) The Guarantor shall ensure that each set of its financial statements delivered pursuant to Section 9.1 (Financial Statements) is prepared using GAAP, accounting practices and financial reference periods substantially consistent with those applied in the preparation of the Original Financial Statements for it unless, in relation to any set of financial statements, the Guarantor notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditor delivers to the Facility Agent a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the Guarantor’s Original Financial Statements were prepared.

Any reference in this Guarantee to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Guarantor’s Original Financial Statements were prepared.

Section 9.4 Information: Miscellaneous

The Guarantor shall supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests):

(a) all documents in relation to its asset or financial condition dispatched by it to its shareholders (or any class of them) or its creditors generally substantially at the same time as they are dispatched;

(b) promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against it and which will, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) promptly, such further information regarding the performance of obligations of the Guarantor under the Finance Documents to which it is a party as the Facility Agent (as so instructed by the Majority Lenders) may reasonably request;

(d) promptly, notice of any change in its authorised signatories signed by a director or company secretary of the Guarantor accompanied by specimen signatures of any new authorised signatories;

(e) promptly upon becoming aware of changes, any information regarding any changes in the Guarantor’s legal status, properties, operations, management, financial and business conditions or cash flow position that would reasonably be expected to materially and adversely affect the Guarantor’s ability to perform any of its liabilities and obligations under or in connection with this Guarantee;

(f) promptly upon becoming aware of them, the details of any events or circumstances that would reasonably be expected to materially and adversely affect the Guarantor’s ability to perform any of its liabilities and obligations under or in connection with this Guarantee; and

(g) any other information in respect of the Guarantor as the Facility Agent may reasonably request.

Section 9.5 Electronic Form

If any information referenced in this Article 9 is publicly available (including, without limitation, pursuant to filings made with the US Securities and Exchange Commission or any stock exchange on which shares in or other securities of the Guarantor are listed or any electronic website maintained by or on behalf of the Guarantor or the Borrower that are publicly available, including, without limitation, through the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system or any comparable system), the obligation to deliver such information will be deemed to be satisfied.

ARTICLE 10. FINANCIAL UNDERTAKINGS

The undertakings in this Article 10 shall remain in force from the date of this Guarantee until the final and indefeasible payment in full in cash of all the Obligations. The financial undertakings in this Article 10 shall be tested on a Consolidated (as defined below) basis by reference to the financial statements of the Guarantor delivered in respect of Section 9.1 (Financial Statements) and compliance certificates of the Guarantor delivered in respect of Section 9.2 (Compliance Certificate).

Section 10.1 Adjusted Debt to EBITDAR

The Guarantor shall maintain, as of any date, the ratio of (a) Adjusted Debt (as defined in Section 10.3 below) on such date to (b) EBITDAR (as defined in Section 10.3 below) for the four consecutive fiscal quarter period ended immediately prior to such date or then ending in respect of which financial statements have been delivered under this Guarantee, no greater than 3.00 to 1.00.

Section 10.2 Fixed Charge Coverage Ratio

The Guarantor shall maintain the ratio of (a) the sum of (i) EBIT (as defined in Section 10.3 below) for the four consecutive fiscal quarter period ended immediately prior to such date or then ending in respect of which financial statements have been delivered under this Guarantee, plus (ii) Rent Expense (as defined in Section 10.3 below) for such period to (b) the sum of (i) Rent Expense for such period plus (ii) Interest Expense (as defined in Section 10.3 below) for such period, no less than 2.00 to 1.00.

Section 10.3 Definition

For purposes of this Guarantee, the following defined terms shall have the following meanings.

“Adjusted Debt” shall mean, as of any date, the sum of (i) all Indebtedness of the Guarantor and its Subsidiaries on a Consolidated basis on such date and (ii) Rent Expense for the four consecutive fiscal quarter period ended immediately prior to such date or then ending in respect of which financial statements have been delivered under this Guarantee, multiplied by six (6).

“Consolidated” shall mean the Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person (the “secondary obligor”), any obligation of such secondary obligor (a) guaranteeing or in effect guaranteeing any return on any Investment made by another Person, or (b) guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such secondary obligor, whether contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof, and (v) in respect of the Indebtedness of any partnership in which such secondary obligor is a general partner, except to the extent that such Indebtedness of such partnership is nonrecourse to such secondary obligor and its separate Property; provided that the term “Contingent Obligation” shall not include (i) the indorsement of instruments for deposit or collection in the ordinary course of business and (ii) guaranties by the Guarantor or any Subsidiary of the Guarantor of the primary obligations of any other Subsidiary of the Guarantor incurred in the ordinary course of business of such other Subsidiary; and provided, further, that the amount of any such Contingent Obligation shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of such primary obligation and (b) the maximum amount for which such secondary obligor may be liable pursuant to the terms of the agreement embodying such Contingent Obligation unless such primary obligation and the maximum amount for which such secondary obligor may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such secondary obligor’s maximum reasonably anticipated liability in respect thereof as determined by such secondary obligor in good faith.

“EBIT” shall mean for any four fiscal quarter period of the Guarantor (the “Calculation Period”), (a) the net earnings of the Guarantor and its Subsidiaries on a Consolidated basis for such Calculation Period as determined in accordance with GAAP, plus (b) to the extent deducted in the calculation of such net earnings for such Calculation Period, the sum, without duplication, of the following: (i) Interest Expense and financing costs, (ii) provision for income taxes, and (iii) non-recurring non-cash charges and expenses in an aggregate amount not exceeding $100,000,000, minus (c) to the extent included in the calculation of such net earnings for such Calculation Period, non-recurring non-cash gains.

“EBITDAR” shall mean for any Calculation Period, (a) the net earnings of the Guarantor and its Subsidiaries on a Consolidated basis for such Calculation Period as determined in accordance with GAAP, plus (b) to the extent deducted in the calculation of such net earnings for such Calculation Period, the sum, without duplication, of the following: (i) Interest Expense and financing costs, (ii) provision for income taxes, (iii) depreciation, (iv) amortization, (v) Rent Expense, and (vi) non-recurring non-cash charges and expenses in an aggregate amount not exceeding $100,000,000, minus (c) to the extent included in the calculation of such net earnings for such Calculation Period, non-recurring non-cash gains.

“Governmental Authority” shall mean any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority, instrumentality or other political subdivision thereof, any central bank, or any court or arbitrator.

“Indebtedness” shall mean, as to any Person, at a particular time, all items of such Person which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables and accrued expenses incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or other title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) liabilities secured by any Lien on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like nonconsensual Liens arising in the ordinary course of business), (f) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on the balance sheet of such Person, and (g) Contingent Obligations of such Person of Indebtedness of others.

“Interest Expense” shall mean for any period, the interest expense of the Guarantor and its Subsidiaries on a Consolidated basis as determined in accordance with GAAP in respect of such period.

“Investment” in any Person shall mean to hold, purchase, invest in or otherwise acquire any derivative product or any interest therein or any debt security or Stock of, or any other equity interest in, such Person, or to make any loan or advance to, or to enter into any arrangement for the purpose of providing funds or credit to, or to make any other investment, whether by way of capital contribution or otherwise, in such Person.

“Lien” shall mean any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind, or the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Person” shall mean any individual, firm, partnership, joint venture, corporation, association, business enterprise, limited liability company, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual capacity.

“Property” shall mean, in respect of any Person, all types of real, personal, tangible, intangible or mixed property and all types of tangible or intangible property owned or leased by such Person.

“Rent Expense” shall mean, for any period, the rent expense of the Guarantor and its Subsidiaries on a Consolidated basis as determined in accordance with GAAP under all operating leases in respect of such period.

“Stock” shall mean any and all shares, rights, interests, participations, warrants, options, rights of conversion or other equivalents (however designated) of corporate stock.

ARTICLE 11. GENERAL UNDERTAKINGS

The undertakings in this Article 11 shall remain in force from the date of this Guarantee until the final and indefeasible payment in full in cash of all the Obligations.

Section 11.1 Authorisations

The Guarantor shall promptly:

(a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b) upon request of the Facility Agent, supply certified copies to the Facility Agent of,

any Authorisation required to enable it to carry on its business (except to the extent the failure to maintain such Authorizations would not reasonably be expected to have a Material Adverse Effect), and perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party.

Section 11.2 Compliance with Laws

The Guarantor shall comply in all respects with all laws, in particular the laws and regulations on environmental protection, to which it may be subject, save for any non-compliance which would not reasonably be expected to have a Material Adverse Effect.

Section 11.3 Maintenance of Status

The Guarantor shall take any and all of the necessary actions to maintain its existence and carry out its businesses, and ensure that it has the power and the proper competence to be engaged in the businesses in which it is being engaged, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 11.4 Taxation Matters

The Guarantor shall:

(a) file the tax reports and tax revenues that are required to be filed in any jurisdiction in a timely manner; and

(b) pay any tax in a timely manner unless any tax is challenged in good faith and in a proper way, and a sufficient provision for payment for such tax shall have been made; and

(c) in its appropriate judgment, apply for tax credit, loss, tax reduction, tax exemption, or subsidy by such way and to such extent as permitted by the applicable laws;

where, in each case, failure to do so has or would reasonably be expected to have a Material Adverse Effect.

Section 11.5 Change of Business

The Guarantor shall ensure that no substantial change is made to the general nature of its primary corporate business from that carried on at the date hereof if such change would reasonably be expected to lead to a Material Adverse Effect.

Section 11.6 Pari Passu Ranking

The Guarantor shall ensure its payment obligations under the Finance Documents at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 11.7 Ownership

The Guarantor shall, directly or indirectly, maintain control and 100% ownership of the Borrower.

Section 11.8 Borrowing Gap

The Guarantor shall ensure a sufficient foreign debt quota of the Borrower as determined pursuant to the then applicable laws and regulations (to cover the then outstanding loan amount and relevant unpaid sum) (the “Borrowing Gap”) in the event that this Guarantee is called. Under such circumstances, the Guarantor shall take all necessary steps and procedures required to obtain, as soon as practicable, all necessary governmental and corporate approval in respect of a capital injection into the Borrower in the form of shareholder’s equity to achieve such Borrowing Gap.

Section 11.9 US Anti-Terrorism Laws

(a) The Guarantor shall not knowingly engage in any transaction that violates in any material respect any of the applicable prohibitions set forth in any Economic Sanctions Law or Anti-Money Laundering Law applicable to it.

(b) None of the funds or assets of the Guarantor or its Subsidiaries that are used to repay the Facility shall constitute property of, or shall be beneficially owned by, any Designated Person or, to the Guarantor’s knowledge, be the direct proceeds derived from any transactions that violate the prohibitions set forth in any applicable Economic Sanctions Law.

ARTICLE 12. TERMINATION

The guarantees made hereunder (i) shall terminate when all the Obligations have been finally and indefeasibly paid in full in cash and the Lenders have no further commitment to lend or otherwise extend credit under the Facility Agreement and (ii) shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of any Obligations is rescinded or must otherwise be restored by any Finance Party or the Guarantor upon the bankruptcy or reorganization of the Borrower or otherwise.

ARTICLE 13. BINDING EFFECT; SEVERAL AGREEMENT; ASSIGNMENTS

Whenever in this Guarantee any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor that are contained in this Guarantee shall bind and inure to the benefit of each party hereto and its successors and assigns. This Guarantee shall become effective as to the Guarantor when a counterpart hereof executed on behalf of the Guarantor shall have been delivered to the Facility Agent and a counterpart hereof shall have been executed on behalf of the Facility Agent, and thereafter shall be binding upon the Guarantor and the Facility Agent and their respective successors and assigns, and shall inure to the benefit of the Guarantor, the Facility Agent and the other Finance Parties, and their respective successors and assigns, except that the Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void), except as expressly contemplated by this Guarantee or the other Finance Documents.

ARTICLE 14. WAIVERS; AMENDMENT

Section 14.1 No Waiver

No failure or delay of the Facility Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Facility Agent hereunder and of the other Finance Parties under the other Finance Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Guarantee or any other Finance Documents or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by Section 14.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.

Section 14.2 Amendments, etc.

Neither this Guarantee nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into by, between or among the Facility Agent and the Guarantor with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Clause 33 of the Facility Agreement.

ARTICLE 15. NOTICES

All communications and notices hereunder shall be in writing and given as provided in Clause 29 of the Facility Agreement. All communications and notices hereunder to the Guarantor shall be given to it at its address set forth on Schedule I hereto.

ARTICLE 16. SURVIVAL OF AGREEMENT; SEVERABILITY

Section 16.1 Survival of Agreement

All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guarantee or any other Finance Documents shall be considered to have been relied upon by the Facility Agent and the other Finance Parties and shall survive the execution and delivery of any Finance Document, or the making of any Loan, regardless of any investigation made by the Finance Parties or on their behalf, and shall continue in full force and effect until this Guarantee shall terminate.

Section 16.2 Severability

In the event any one or more of the provisions contained in this Guarantee or in any other Finance Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

ARTICLE 17. ADDITIONAL GUARANTOR

Upon execution and delivery after the date hereof by the Facility Agent and a Person of an instrument in the form of Annex 1, such Person shall become a guarantor hereunder with the same force and effect as if originally named as a guarantor herein. The execution and delivery of any such instrument shall not require the consent of the Guarantor hereunder. The rights and obligations of the

Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any New Guarantor as a party to this Guarantee.

ARTICLE 18. RIGHT OF SETOFF

If an Event of Default shall have occurred and be continuing, each Finance Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Finance Party to or for the credit or the account of the Guarantor against any or all the obligations of the Guarantor now or hereafter existing under this Guarantee and the other Finance Documents held by such Finance Party, irrespective of whether or not such Finance Party shall have made any demand under this Guarantee or any other Finance Document and although such obligations may be unmatured. The rights of each Finance Party under this Article are in addition to other rights and remedies (including other rights of setoff) which such Finance Party may have.

ARTICLE 19. GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL

Section 19.1 GOVERNING LAW

THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 19.2 Consent to Jurisdiction

The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee or the other Finance Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guarantee shall affect any right that the Facility Agent or any other Finance Party may otherwise have to bring any action or proceeding relating to this Guarantee or the other Finance Documents against the Guarantor, or any of its property, or in the courts of any jurisdiction.

Section 19.3 Waiver of Objection to Venue

The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee or the other Finance Documents in any court referred to in Section 19.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 19.4 Consent to Service of Process

Each party to this Guarantee irrevocably consents to service of process in the manner provided for notices in Article 15. Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

Section 19.5 WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

ARTICLE 20. MISCELLANEOUS

Section 20.1 Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guarantee and shall not affect the construction of, or be taken into consideration in interpreting, this Guarantee.

Section 20.2 Counterparts

This Guarantee may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract (subject to Article 13), and shall become effective as provided in Article 13. Delivery of an executed counterpart of this Guarantee by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Guarantee.

Section 20.3 Rules of Interpretation

The rules of interpretation specified in Clause 1.2 of the Facility Agreement shall be applicable to this Guarantee.

Section 20.4 Judgment currency

(a) The Guarantor’s obligations under this Guarantee to make payments in the applicable currency required by the Facility Agreement (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that, on the Business Day immediately following the date of such tender or recovery, the Facility Agent, or any applicable Lender, as the case may be, may, in accordance with normal banking procedures, purchase the Obligation Currency with such other currency. If for the purpose of obtaining or enforcing judgment against the Guarantor in any court or in any jurisdiction, it becomes necessary to convert into any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange at which, in accordance with normal banking procedures in the relevant jurisdiction, the Obligation Currency could be purchased with the Judgment Currency as of the day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If the amount of Obligation Currency purchased pursuant to the last sentence of subsection (a) above is less than the sum originally due in the Obligation Currency, the Guarantor covenants and agrees to indemnify the applicable recipient against such loss, and if the Obligation Currency so purchased exceeds the sum originally due to such recipient, such recipient agrees to remit to the Guarantor such excess.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Guaranty Agreement as of the day and year first above written

TIFFANY & CO.

By:	/s/ Michael W. Connolly

Name:	Michael W. Connolly
Title: Vice President — Treasurer

MIZUHO CORPORATE BANK (CHINA), LTD.

By:	/s/ Yasuyuki Nagahma

Name:	Yasuyuki Nagahama
Title:	Deputy President

SCHEDULE I

TO GUARANTY AGREEMENT

GUARANTOR

Guarantor	Address for Notices
Tiffany & Co.	15 Sylvan Way Parsippany, New Jersey 07054 Attention: Vice President - Treasurer Telephone: (973) 254-7699 Facsimile: (973) 254-7694

ANNEX 1

TO GUARANTY AGREEMENT

FORM OF SUPPLEMENT

SUPPLEMENT NO.     , dated as of             , to the GUARANTY AGREEMENT, dated as of [ ], 2013, between TIFFANY & CO. (the “Guarantor”) and MIZUHO CORPORATE BANK (CHINA), LTD., as the Facility Agent under the Facility Agreement referred to in the next paragraph acting on behalf of the Finance Parties (as amended, supplemented or otherwise modified from time to time, the “Guarantee”).

Reference is made to the RMB 930,000,000 Facility Agreement, dated as of [ ], 2013, by and among TIFFANY & CO. (SHANGHAI) COMMERCIAL CO., LTD., as the Borrower, Bank of America, N.A. Shanghai Branch and Mizuho Corporate Bank (China), Ltd., as joint coordinators, mandated lead arrangers and bookrunners, Mizuho Corporate Bank (China), Ltd., as Facility Agent, and the Lenders from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Facility Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Facility Agreement.

The Guarantor has entered into the Guarantee in order to induce the Lenders to make Loans. Article 17 of the Guarantee provides that additional persons may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. The undersigned person (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Facility Agreement to become a Guarantor under the Guarantee in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Facility Agent and the New Guarantor agree as follows:

Section 1. In accordance with Article 17 of the Guarantee, the New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor, and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guarantee shall be deemed to include the New Guarantor. The Guarantee is hereby incorporated herein by reference.

Section 2. The New Guarantor represents and warrants to the Facility Agent and the other Finance Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor’s rights generally.

Section 3. This Supplement may be executed in counterparts (and by each party hereto on a different counterpart), each of which shall constitute an original, but both of which, when taken together, shall constitute but one contract. This Supplement shall become effective when the Facility Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Facility Agent. Delivery of an executed counterpart of this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

Section 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

Section 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7. All communications and notices hereunder shall be in writing and given as provided in Article 15 of the Guarantee. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below.

Section 8. The New Guarantor agrees to reimburse the Facility Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Facility Agent.

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IN WITNESS WHEREOF, the New Guarantor and the Facility Agent have duly executed this Supplement No.             to the Guarantee as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address:

Attention:

Telephone No.:

Facsimile No.:

MIZUHO CORPORATE BANK (CHINA), LTD., as Facility Agent

By:
Name:
Title: